As filed with the Securities and Exchange Commission on December 16, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AKOUSTIS TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	9805 Northcross Center Court, Suite H Huntersville, NC 28078 (Address of principal executive offices, including zip code)	33-1229046 (I.R.S. Employer Identification Number)

AKOUSTIS TECHNOLOGIES, INC.

2016 STOCK INCENTIVE PLAN

(Full title of the plan)

Jeffrey B. Shealy

Chief Executive Officer

Akoustis Technologies, Inc.

9805 Northcross Center Court, Suite H

Huntersville, NC 28078

(704) 997-5735

(Name, address and telephone number, including area code,

of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated Filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common Stock, par value $0.001 per share	3,250,000	$5.70	$18,525,000	$2,147.05

(1)	This amount includes (i) 3,000,000 shares of common stock of Akoustis Technologies, Inc. (the “Company”) approved for issuance under the Akoustis Technologies, Inc. 2016 Stock Incentive Plan (the “Plan”) and (ii) 250,000 shares for estimated forfeitures that may become available for issuance under the terms of the Plan. This Registration Statement also registers additional securities to be offered or issued upon adjustment or changes made to the registered securities by reason of any stock splits, stock dividends or similar transactions as permitted by Rule 416(a) and Rule 416(b) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Pursuant to Rules 457(c) and (h)(1) of the Securities Act, based on the average ($5.70) of the high ($5.89) and low ($5.51) prices of the Company’s common stock, as reported by OTC Markets on December 9, 2016.

EXPLANATORY NOTE

Akoustis Technologies, Inc. (the “Company”) has prepared this Registration Statement (the “Registration Statement”) in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register 3,250,000 shares of common stock of the Company authorized for issuance under the Akoustis Technologies, Inc. 2016 Stock Incentive Plan (the “2016 Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registration Information and Employee Plan Annual Information.*

*	The documents containing the information specified in Part I of this Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “Commission” or the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission are incorporated herein by reference:

(a)          The Company’s Transition Report on Form 10-KT for the transition period ended June 30, 2016 filed with the Commission on October 31, 2016;

(b)          The Company’s Annual Report on Form 10-K for the year ended March 31, 2016 filed with the Commission on June 29, 2016;

(c)          The Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 filed with the Commission on November 14, 2016;

(d)          The Company’s Current Reports on Form 8-K filed with the Commission on August 12, 2016, August 16, 2016, November 25, 2016 and December 16, 2016; and

(e)          All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the year ended June 30, 2016.

All documents subsequently filed by the Company with the Commission under Sections 13(a), 13(c), 14 and 15(d), as applicable, of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

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Item 4. Description of Securities.

The Company’s common stock, par value $0.001 per share, is not currently registered under Section 12 of the Exchange Act. The following is a summary of the rights of holders of the Company’s capital stock. This summary is not complete and is subject to and qualified in its entirety by reference to Delaware law and the Company’s certificate of incorporation and by-laws, which are filed as Exhibits 3.1 and 3.2, respectively, to this Registration Statement.

Common Stock

We are authorized to issue up to 45,000,000 shares of common stock, par value $0.001 per share. As of November 15, 2016, 15,836,981 shares of the Company’s common stock were issued and outstanding.

The holders of outstanding shares of common stock are entitled to receive dividends out of assets or funds legally available for the payment of dividends at such times and in such amounts as the Company’s Board of Directors from time to time may determine. Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. There is no cumulative voting of the election of directors then standing for election. The common stock is not entitled to pre-emptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding up of the Company, the assets legally available for distribution to stockholders are distributable ratably among the holders of the common stock after payment of liquidation preferences, if any, on any outstanding payment of other claims of creditors. Each outstanding share of common stock is fully paid and non-assessable.

Preferred Stock

We are authorized to issue up to 5,000,000 shares of preferred stock, par value $0.001 per share. As of November 15, 2016, there are no shares of the Company’s preferred stock issued and outstanding.

Shares of preferred stock may be issued from time to time in one or more series, each of which will have such distinctive designation or title as shall be determined by the Company’s Board of Directors prior to the issuance of any shares thereof. Preferred stock will have such voting powers, whole or limited, or no voting powers, and such preferences and relative, participating, options or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of preferred stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of the Company’s capital stock entitled to vote generally in the election of the directors, voting together as a single class, without a separate vote of the holders of the preferred stock, or any series thereof, unless a vote of any such holders is required pursuant to any preferred stock designation.

While the Company does not currently have any plans for the issuance of preferred stock, the issuance of such preferred stock could adversely affect the rights of the holders of common stock and, therefore, reduce the value of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of the common stock until the Board of Directors determines the specific rights of the holders of the preferred stock; however, these effects may include:

•	Restricting dividends on the common stock;

•	Diluting the voting power of the common stock;

•	Impairing the liquidation rights of the common stock; or

•	Delaying or preventing a change in control of the Company without further action by the stockholders.

Other than in connection with shares of preferred stock (as explained above), which preferred stock is not currently designated nor contemplated by the Company, the Company does not believe that any provision of its certificate of incorporation or by-laws would delay, defer or prevent a change in control.

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Common Stock Listing

Our common stock currently is trading on the OTC Markets under the symbol “AKTS.”

Transfer Agent

The transfer agent for the Company’s common stock is Globex Transfer, LLC. The transfer agent’s address is 780 Deltona Blvd., Suite 202, Deltona, FL 32725, and its telephone number is 813-344-4490.

Anti-Takeover Effects of Provisions of Delaware State Law

The Company is subject to Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”), an anti-takeover statute. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless the business combination or the acquisition of shares that resulted in a stockholder becoming an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status did own) 15% or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the Board of Directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by the Company’s stockholders.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102(b)(7) of the DGCL allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Company’s certificate of incorporation provides for this limitation of liability.

Section 145 of the DGCL, or Section 145, provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

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Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

The Company’s certificate of incorporation provides that the liability of directors for monetary damages shall be eliminated to the fullest extent under applicable law. The Company’s by-laws state that the Company shall indemnify every present or former director, officer, employee or agent of the Company or person who is or was serving at the Company’s request as a director, officer, member, manager, partner, trustee, fiduciary, employee or agent of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (each an “Indemnitee”).

The Company’s by-laws provide that the Company shall indemnify an Indemnitee against all judgments, fines, amounts paid in settlement and reasonable expenses actually and reasonably incurred by the Indemnitee in connection with any proceeding in which he was, or is threatened to be made, a party by reason of his serving or having served, if it is determined that the Indemnitee (a) acted in good faith, (b) reasonably believed that such action was in, or not opposed to, the Company’s best interests and (c) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful; provided, however, that the Company shall not be obligated to indemnify an Indemnitee that was threatened to be made a party but does not become a party unless the incurring of such expenses was authorized by or under the authority of the Board of Directors, and the Company shall not be obligated to indemnify against any amount paid in settlement unless the Board of Directors has consented to such settlement. In any action brought by or in the right of the Company to procure a judgment in its favor, no indemnification shall be made in respect of any proceeding if a final adjudication establishes that the Indemnitee is liable to the Company, unless the court determines that such person is fairly and reasonably entitled to indemnity. The Company may indemnify an Indemnitee who has served, or prepared to serve, as a witness in, but is not a party to, any action, suit, or proceeding. The termination of any proceeding by judgment, order, settlement or conviction, or on a plea of nolo contendere or its equivalent, is not of itself determinative that the Indemnitee did not meet the requirements set forth in clauses (a) through (c) above.

Expenses incurred by any present or former director or officer of the Company in defending any civil, criminal, administrative, or investigative action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking in writing by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to indemnification. Expenses and costs incurred by other Indemnitees may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon a similar undertaking.

Other than discussed above, neither the Company’s by-laws nor its certificate of incorporation includes any specific indemnification provisions for the Company’s officers or directors against liability under the Securities Act. The Company has also purchased insurance providing for indemnification of its directors and officers. Additionally, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption From Registration Claimed.

Not applicable.

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Item 8. Exhibits.

The following exhibits are filed as a part of this Registration Statement:

Number	Description

3.1	Certificate of Incorporation of the Company (incorporated by reference from Exhibit 3.3 to the Company’s Current Report on Form 8-K filed with the SEC on December 16, 2016).

3.2	By-Laws of the Company (incorporated by reference from Exhibit 3.4 to the Company’s Current Report on Form 8-K filed with the SEC on December 16, 2016).

5	Opinion of Womble Carlyle Sandridge & Rice, LLP, as to the legality of the common stock being registered.

23.1	Consent of Womble Carlyle Sandridge & Rice, LLP (included in Exhibit 5).

23.2	Consent of Marcum LLP.

24	Powers of Attorney (included on signature page).

Item 9. Undertakings.

(a)	The undersigned Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Company hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Akoustis Technologies, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Huntersville, State of North Carolina, on December 16, 2016.

AKOUSTIS TECHNOLOGIES, INC.

By:	/s/ Jeffrey B. Shealy
Jeffrey B. Shealy
Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned, being a director and/or officer of Akoustis Technologies, Inc. (the “Company”), hereby nominates, constitutes and appoints Jeffrey B. Shealy and Cindy C. Payne, or any one of them severally, to be his or her true and lawful attorney-in-fact and agent and to sign in his or her name and on his or her behalf in any and all capacities stated below, and to file with the Securities and Exchange Commission (the “Commission”) this Registration Statement on Form S-8 (the “Registration Statement”), and to file any and all amendments, including post-effective amendments, exhibits and other documents and instruments in connection therewith, to the Registration Statement, making such changes to the Registration Statement as such attorney-in-fact and agent deems appropriate, and generally to do all such things on his or her behalf in any and all capacities stated below to enable the Company to comply with the provisions of the Securities Act of 1933, as amended (the “Securities Act”), and all requirements of the Commission.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on December 16, 2016.

Signature	Title

/s/ Jeffrey B. Shealy
Jeffrey B. Shealy	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Cindy C. Payne
Cindy C. Payne	Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)

/s/ Arthur E. Geis
Arthur E. Geis	Co-Chairman of the Board

/s/ Jerry D. Neal
Jerry D. Neal	Co-Chairman of the Board

/s/ Steven P. DenBaars
Steven P. DenBaars	Director

/s/ Jeffrey K. McMahon
Jeffrey K. McMahon	Director

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EXHIBIT INDEX

to

Registration Statement on Form S-8 of

Akoustis Technologies, Inc.

Number	Description

3.1	Certificate of Incorporation of the Company (incorporated by reference from Exhibit 3.3 to the Company’s Current Report on Form 8-K filed with the SEC on December 16, 2016).

3.2	By-Laws of the Company (incorporated by reference from Exhibit 3.4 to the Company’s Current Report on Form 8-K filed with the SEC on December 16, 2016).

5	Opinion of Womble Carlyle Sandridge & Rice, LLP, as to the legality of the common stock being registered.

23.1	Consent of Womble Carlyle Sandridge & Rice, LLP (included in Exhibit 5).

23.2	Consent of Marcum LLP.

24	Powers of Attorney (included on signature page).

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